EXHIBIT 11.1

CODE OF ETHICS

Code of Conduct (Business Ethics Policy of LJ International Inc.)

1.	LJ International Inc. believes that honesty, integrity and fairplay are important company assets in business. It is therefore important for all of you to ensure that the Company’s reputation is not tarnished by dishonesty, disloyalty or corruption. The following guidelines set out the standards of behavior expected and explain how you should respond to different situations in business dealings:

Legal Requirements

2.	Any employee soliciting or accepting an advantage in connection with his work without the permission of the employer commits an offence under the Prevention of Bribery Ordinance. The offerer will also commit an offence. The term “advantage” is defined in the Ordinance and includes gift, loan, fee, reward, office, employment, contract, service and favor.

Soliciting Advantages

3.	It is the policy of LJ International Inc. to prohibit employees to solicit any advantage from clients, contractors, suppliers or any person in connection with company business.

Accepting Advantages

4.	If the acceptance of an advantage could affect your objectivity or induce you to act against the Company’s interests, you should decline to accept. Similarly, if acceptance could lead to questions or complaints of bias or impropriety, the offer should also be declined.

5.	Where an advantage is voluntarily given, you could consider accepting only if:-

a)	the acceptance will not influence your performance;

b)	you will not feel obliged to do something in return for the offeror;

c)	you are able to openly discuss the acceptance without reservation; and

d)	the nature (e.g. advertising or promotional gift, customary gift or lucky money given during festive occasions) and the value (e.g. not exceeding HK$100) of the advantage are such that refusal could be seen as unsociable or impolite.

Offering Advantages

6.	Under no circumstance should an employee offer bribes to any person or company for the purpose of obtaining or retaining business. It is also illegal to offer advantages to influence public servants and bribes in relations to public contracts, tenders and auctions.

Conflict Of Interest

7.	Conflict of interest situations arise when the personal interests of an employee compete or conflict with the interests of the Company. You should avoid such situations, actual or potential, which may compromise your integrity and put the Company’s interests and reputation at stake. You must declare to the Company and financial interest, direct or indirect, which you or members of your immediate family may have, in any business or other organization which competes with the Company or with which the Company has business dealings.

Outside Employment/Investment

8.	Employee should refrain from engaging in outside employment, business, investments or activities that might conflict with Company interests. If you wish to take concurrent employment, either regular or on a consulting basis, you must seek the prior written approval before accepting the employment.

Entertainment/Loans/Gambling

9.	Although entertainment is an acceptable form of business and social behavior, you should turn down invitations to meals or entertainment that are excessive in nature or frequently, so as to avoid embarrassment or loss of objectivity when conducting Company business.

10.	You or your immediate family should not grant or guarantee a loan to, or accept a loan from or through the assistance of any individual or organization having dealing with the Company. There is, however, no restriction on normal bank lendings.

11.	You are advised not to engage in frequent and excessive gambling of any kind, including games of mahjong, with persons having business dealings with the Company. In social games with clients, contractors or suppliers, you must exercise judgement and withdraw from any high stake games.

Handling Company Property/Confidential Information

12.	Appropriation of Company properties, including raw material and finished goods by employees for personal use or for resale is strictly prohibited. In these cases, the Company may, without notice or payment in lieu, dismiss the offending employee.

13.	You are not allowed at any time to disclose any confidential information to anybody outside the Company or use such information to further personal interest e.g. insider trading.

Compliance With The Company Code

14.	All employees should familiarize themselves with the content of and comply with the Company Code of Conduct. In case of doubt, you should consult Human Resources Department. All reports on conflicts of interest or applications for acceptance of advantages/outside employment etc should be permitted by Human Resources Department in advance.

Discipline/Complaint

15.	Anyone breaching the Code will be disciplined, including termination of employment and may, in some circumstances, be prosecuted under the Prevention of Bribery Ordinance.

16.	Any complaints on possible breach of this Code can be made to Human Resources Chief Executive (Contact Phone No. 852-27643622 or 86-755-25261301) and will be treated promptly and fairly.

Review of Company Code of Conduct

17.	This Code of Conduct will be reviewed and updated from time to time.

Signature:

Company Chop	Employee Name:

Date: